                                                                     Exhibit 8.1

              [McCARTY, CURRY, WYDEVEN, PEETERS & HAAK LETTERHEAD]


Green County Bank
1035 1st Center
Brodhead, WI 53520

Ladies and Gentlemen:

RE: Registration Statement on Form S-4 for Proposed Acquisition by F & M Bancorporation, Inc. ("F & M"), of Green County Bank (the "Bank")

We have acted on behalf of F & M Bancorporation, Inc., in connection with the Plan and Agreement of Merger and Reorganization by and between F & M and the Bank, dated as of January 3, 1997, (the "Reorganization Agreement"), and the Post-Effective Amendment No. 1 to the Registration Statement of F & M on Form S-4, to which this letter is an exhibit (the "Registration Statement").

We have reviewed the section of the Registration Statement entitled "The Merger
- Federal Income Tax Consequences" and that section, including the form of opinion, accurately reflects our opinion regarding the matters of law discussed in that section, assuming tax-free reorganization treatment. This opinion is based on our interpretation of the currently applicable sections of the Internal Revenue Code, Treasury Regulations, Internal Revenue Service Rulings, and the cases we believe are controlling.

The transactions contemplated by the Reorganization Agreement are conditioned upon the issuance by McCarty, Curry, Wydeven, Peeters & Haak of its opinion that the proposed merger of F & M and the Bank constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended. That opinion regarding reorganization treatment has not yet been given and is not contained in this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

         /s/

McCARTY, CURRY, WYDEVEN, PEETERS & HAAK